1 KNOWLES CORPORATION POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION Except as provided in this policy, the Compensation Committee of the Board of Directors (the "Committee") of Knowles Corporation (the "Company") shall, to the extent legally permitted, require the return, repayment or forfeiture of any performance-based cash or equity incentive compensation payment or award ("Covered Compensation") made, granted or vested to any Executive Officer (as defined below) during the 3 fiscal years immediately preceding the date: (1) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a "Restatement") upon which the payment or the grant or vesting of the award was predicated; and (2) a lower payment or award would have been made to the Executive Officer, or an award granted to the Executive Officer would have vested at a lower level, based upon such Restatement. In each such instance, the amount required to be returned, repaid or forfeited shall be (a) the amount by which the Executive Officer's payment, award or level of vesting for the relevant period exceeded the lower payment, award or level of vesting that would have been made, granted or determined based on the restated financial results, without regard to any taxes paid, or (b) for any incentive compensation payment, award or level of vesting that is based on stock price or total stockholder return, the amount based on a reasonable estimate of the effect of the Restatement on the stock price or total stockholder return upon which the payment, award or level of vesting of incentive compensation was based. In addition to these amounts that will be required to be returned, repaid or forfeited, the Committee may, in its discretion, require, to the extent legally permitted, that additional amounts of Covered Compensation be returned, repaid or forfeited. Notwithstanding the foregoing, the Committee shall not be required to seek or require the return, repayment or forfeiture of any performance-based cash or equity incentive compensation payment or award to any Executive Officer where the Committee, in its discretion, determines that it would be impracticable to do so because either: (1) after the Company has made a reasonable attempt to recover such erroneously awarded compensation, documented such reasonable attempt(s) to recover, and provided that documentation to the NYSE, the Committee determines that the direct expenses to third parties to effect the return, repayment or forfeiture of any such performance-based compensation will exceed the amounts to be recovered from any Executive Officer, or (2) recovery from a tax-qualified retirement plan would likely cause such plan to fail to meet the statutory requirements for tax exemption.

2 In addition, the Committee may, in its discretion, require the return, repayment or forfeiture of any Covered Compensation from any Executive Officer when there has not been a Restatement if the Committee determines in its sole discretion, exercised in good faith, that the Executive Officer has: (1) engaged conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of their duties; (2) engaged in conduct which is demonstrably and materially injurious to the Company, or that materially harms the reputation, good will, or business of the Company, or otherwise achieves general notoriety and which is scandalous, immoral or illegal; (3) been convicted of, or entered a plea of nolo contendere (or a similar plea) to, a crime that constitutes a felony, or crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; (4) been found liable in any Securities and Exchange Commission or other civil or criminal securities law action; or (5) violated the Company's Code of Conduct.1 For purposes of this Policy, the term "Executive Officer" means: (i) all current or former persons who are or were designated by the Board of Directors as "officers" for purposes of Section 16 under the Securities Exchange Act of 1934, as amended ("Section 16 Officers") and (ii) all current and former direct reports to the Chief Executive Officer ("Senior Executive Team Members"), who served as a Section 16 Officer or Senior Executive Team Member at any time during the performance period associated with any performance-based compensation that the Committee is seeking to recover or forfeit in accordance with this policy. Executive Officers shall each be subject to the recoupment provisions of this Policy regardless of the existence of or their role in, any fault, misconduct, or negligence with regard to the Restatement. No current or former Executive Officer shall be eligible for indemnification from the Company or recovery under any insurance policy maintained by the Company for any performance-based compensation that the Committee recoups or forfeits under this Policy. In addition, the Company may not enter into any indemnification arrangement with any current or former Executive Officer which avoids or nullifies the recovery or forfeiture of performance- based compensation which the Committee is required to recover, recoup or forfeit under this Policy. The Committee shall make all determinations regarding the application and operation of this Policy in its sole discretion, and all such determinations shall be final and binding. Notwithstanding the foregoing, the Committee may amend or change the terms of this Policy at any time for any reason, including as required to comply with the rules of the SEC and the NYSE implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, the exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer subject to this Policy. This policy is effective May 2, 2023 (the "Effective Date"). 1 The provisions of this paragraph are not required by the SEC's clawback rules, however institutional investors are increasingly interested in seeing enhanced clawbacks that include these types of provisions. The suggested language here is based on the definition of "Cause" in our Executive Severance Plans.